Integrity and Ethics Policy

Governing Principle
The fundamental principle governing corporate actions and the actions of all employees, officers and board members is that ethics and business are inseparable. Industrial Minerals Inc business objectives can be achieved only by following the highest ethical standards and complying with all the local and national laws and regulations that pertain to its operations. All functional units shall seek to ensure that covered persons are familiar with the laws, regulations and corporate standards of business conduct that govern their areas of responsibility and that they fully comply with those external and internal requirements. Any lapses in compliance must be reported to an appropriate level of management and compliance must be restored promptly. Failure to obey laws and regulations violates this policy and may expose both you and the company to criminal or civil prosecution. Any violation of this policy may result in corrective action up to and including termination.

Persons Covered
This policy covers all employees, officers and members of the board of directors of Industrial Minerals Inc. The conduct applies equally to all covered persons and that there is no distinctions based on function or level within the company.

Financial Integrity
The corporation shall maintain its books and records at all times consistent with the requirements of generally accepted accounting principles (GAAP) and in compliance with applicable laws and regulations. All covered persons shall undertake to insure that the corporation's records will fairly reflect its transactions and its assets.
o        No unrecorded funds shall be established.
o No false entry or entry that obscures the purpose of the underlying transaction shall be made in the books and records of the corporation.
o No payment on behalf of the corporation shall be authorized or made by any covered person with the intention or understanding that any part of such payment is for a purpose other than that described by the documents supporting the payment.
No funds or assets of the corporation shall be used to make any payment for any unlawful purpose or to influence or attempt to influence improperly any other person.

Environmental, Health and Safety
Industrial Minerals Inc will plan, construct and operate its facilities in compliance with all applicable legislation, and where feasible to not only meet, but surpass standards set by applicable legislation. The company will maintain active programs to evaluate operational risks to human health and safety and the environment.

Entities Covered
This policy is applicable to Industrial Minerals Inc, and all subsidiaries, affiliates, partnerships over which Industrial Minerals Inc has control. As to business ventures in which Industrial Minerals Inc is involved other than those over which it has control, Industrial Minerals Inc shall exercise its power and authority as a shareholder or participant to attempt to cause this policy to be adopted and implemented.

Conflict of Interest
No employee, officer or board member may have a personal, financial or family interest that could in any way prevent the individual from acting in the best interests of the corporation. All covered persons must be sensitive to appearances of conflicts of interest as well as to actual or potential conflicts of interest.
o Actual or potential conflicts of interest can take many forms including but not limited too, for example, employment, consulting or agency relationships, business investments, receipt of improper personal benefits, and competition with the corporation.
o All actual or potential conflicts of interest must be reported to management promptly.

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o        Any conflict of interest waiver relating to board members or executive officers may only be made after review and approval by the board upon the recommendation of its governance and nominating committee.
o Any such waiver must be publicly disclosed to the extent required by law.

Inside Information
Non-public information that may be considered "material" to investors and others shall be disclosed to the public only by an authorized Industrial Minerals Inc representative. Until such disclosure is made, such information, often referred to as "inside information", shall be retained in strict confidence. Specifically, covered persons shall not
o disclose inside information to any outside person or group until the information has been publicly released by the corporation,
o disclose inside information to any other covered person except on a strict need-to-know basis,
o take any economic or personal advantage of any such information, such as buying or selling stock or other securities of the corporation or of any other company to which the inside information may pertain.

Compliance Program Elements
Each Industrial Minerals Inc business unit shall determine the significant compliance risks related to its business and establish such practices and procedures as are necessary to adequately prevent and detect non-compliance.
o Reasonable steps shall be taken to train covered persons regarding compliance standards and procedures.
o Monitoring and auditing programs that are reasonably designed to detect illegal conduct by covered persons, and a reporting system under which violations or suspected violations can be reported, shall be establish-ed.
o Appropriate disciplinary action shall be taken against those covered persons who violate this policy.
o If a violation is detected, Industrial Minerals Inc or the relevant business unit shall take all reasonable steps to respond appropriately and prevent a recurrence.
o Industrial Minerals, Inc. employees have the responsibility to under-stand and follow the this policy.

Harassment in the Workplace. Industrial Minerals, Inc. is committed to maintain-ing a positive work environment where all employees are treated with dignity and respect. Harassment of any kind in the workplace is not tolerated.

We must demonstrate inclusion and teamwork by valuing the dignity of every person, honoring differences, and speaking up when we witness harassment. Harassment generally means offensive conduct that is severe and pervasive and singles out an employee to the detriment or objection of that employee because of a difference protected by law or Industrial Minerals, Inc. policy such as race, gender, sexual orientation, religion, national origin, age, disability, etc. Harassment covers a wide range of conduct, from direct requests of a sexual nature to situations where offensive behavior (e.g., insults, offensive jokes or slurs, offensive material posted in the workplace, etc.) results in a hostile work environment.

Equal Employment Opportunity

Industrial Minerals, Inc. seeks to create an atmosphere of inclusion where diversity is valued, the dignity of each person is respected, and our contribu-tions are recognized. We expect Industrial Minerals, Inc. employees to demon-strate the values of teamwork and inclusion by acting with mutual respect and cooperation. We do not tolerate discrimination in the workplace against our employees.

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We comply with laws concerning discrimination and equal opportunity that specifically prohibit discrimination on the basis of certain differences. We will recruit, select, train and pay based on merit, experience and other work-related criteria.